UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2011

American BioCare, Inc.
(Exact Name of Registrant As Specified In Charter)

Nevada	0-27775	90-0263041
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

101 West Big Beaver Road Suite 1400 Troy, MI 48084
(Address of Principal Executive Offices)

(248) 275-1440
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

In September, 2010, Registrant entered into an agreement to acquire all of the issued and outstanding stock of Care Choices of Tennessee, Inc. and Care Choices II, Inc. from its shareholders for total consideration of $3,750,000 payable in cash, notes and common stock of Registrant.  The original agreement called for a closing on or before November 15, 2010.  On December 28, 2010, Registrant and the shareholders of Care Choices of Tennessee, Inc. and Care Choices II, Inc. entered into a First Addendum to Share Purchase Agreement modifying the terms of payment under the agreement.  In April, 2011, Registrant and the shareholders of Care Choices of Tennessee, Inc. and Care Choices II, Inc. entered into a Second Addendum to Share Purchase Agreement modifying the terms of payment under the agreement but otherwise continuing the material terms of the original agreement.  On April 11, 2011, the Registrant completed the acquisition through its wholly-owned entity for the acquisition, CC Tennessee Holding, LLC, a Nevada limited liability company in which Registrant is the sole member.  .

Care Choices of Tennessee, Inc. and Care Choices II, Inc. were established in 2005 and are based in the Knoxville, TN, area.  Both are home healthcare businesses which provide health services, including skilled nursing (RN and LPN); medical residential care; medical residential support; therapy (PT, PTA, OT, COTA and Speech); Certified Nursing Assistant (Home Health Aide) services; personal assistant and personal care attendant services; and homemaker, companion, respite and sitter services. Current management of the target will remain in place post-acquisition and has employment agreements to that effect. Management believes this entity is in a unique position in its marketplace due to its existing licensing, contracts, experience and operating history.

Additionally, competition in this particular niche market is limited due to the rigorous application, licensing, and contracting procedures, quality assurance controls, and the expensive set up and establishment costs.  The current agreements between the sellers and CC Tennessee Holding LLC established a purchase price of $3,750,000.  The Sellers received $1,500,000 cash at closing, as well as notes in Care Choices of Tennessee, Inc. in the amounts of $750,000 and $1,250,000.  Additionally, the Sellers will receive $250,000 Series A shares in the Registrant which are to be released in three annual tranches.  Both the equity and the second notes are subject to adjustment for achievement of various performance criteria.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In April, 2011, Registrant entered into an agreement to establish a banking relationship with Citizens Bank of Michigan regarding debt financing for the Care Choices of Tennessee, Inc. and Care Choices II, Inc. acquisitions.  The debt financing consists of a $400,000, 364 day renewable revolving line of credit and a $1,500,000, 36 month straight line maturity term loan.

In connection with the debt financing, CC Tennessee Holding LLC has given Citizens a first priority perfected security interest in all present and future assets of  CC Tennessee Holding LLC  and Care Choices of Tennessee, Inc.,  including, without limitation, cash,  accounts receivable, inventory, equipment, furniture, fixtures, contract rights, license rights,  operating rights, and general intangibles.   In addition, a pledge of stock from Care Choices of Tennessee, Inc.  was provided.

CC Tennessee Holding LLC,  Citizens and the former owners of Care Choices entered into a subordination agreement and inter-creditor agreement whereby the payments of principal and interest on the notes to the former owners of Care Choices will be allowed so long as no event of default has or will occur as a result of making said payments.

The line of credit and the term loan are both subject to customary various covenants, including financial.  The interest rate on both the term loan and the line of credit are 1 month Libor (currently approximately .25%) plus 550 basis points.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Audited financial statements for  Care Choices of Tennessee and Care Choices II, Inc. for the year ended December 31, 2010 and 2009 will be completed and filed as an exhibit by an amendment to this Current Report filed within 71 days as provided in the Instructions to Item 9.01 (a)((4).

(b)	Pro Forma financial information.

The pro forma financial information required by Item 9.01(b) will be completed and filed as an exhibit by an amendment to this Current Report filed within 71 days as provided in the Instructions to Item 9.01 (a)((4).

(c)	Not applicable

(d)   Exhibits

10.1	Loan and Security Agreement dated April 11, 2011 between Citizens Bank, as Lender, Care Choices of Tennessee, Inc., and CC Tennessee Holdings, LLC.

10.2	Secured Promissory Note for $1,500,000 dated April 11, 2011 in favor of Citizens Bank executed by Care Choices of Tennessee, Inc., and CC Tennessee Holdings, LLC.

10.3	Secured Revolving Line of Credit Note for $400,000 dated April 11, 2011 in favor of Citizens Bank executed by Care Choices of Tennessee, Inc., and CC Tennessee Holdings, LLC.

10.4	Securities Pledge Agreement dated April 11, 2011 by CC Tennessee Holding, LLC in favor of Citizens Bank.

10.5	Guaranty by American BioCare, Inc. dated April 11, 2011.

10.6	Securities Pledge Agreement dated April 11, 2011 by American BioCare, Inc. in favor of Citizens Bank.

10.7	Intercreditor and Subordination Agreement dated April 11, 2011.

10.8	Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIOCARE, INC.

Dated: April 15, 2011	By:	/s/ Gary D. Lewis
Gary D. Lewis
Chief Executive Officer